Exhibit 2.9

EXECUTION VERSION

PROJECT ELEVATION – PRIMARY ALUMINUM LTA

MASTER AGREEMENT FOR THE SUPPLY OF PRIMARY ALUMINUM

This MASTER AGREEMENT FOR THE SUPPLY OF PRIMARY ALUMINUM (“Agreement”), dated October 31, 2016, is made by and between Alcoa Upstream Corporation, a Delaware corporation, and its Affiliates (“Seller”) and Alcoa Inc., a Pennsylvania corporation and its Affiliates (“Buyer”).

WHEREAS, Seller wishes to sell primary aluminum products to Buyer and Buyer wishes to purchase such products from Seller; and

WHEREAS, the parties wish that the terms of this Agreement be utilized by Seller Affiliates (as defined below) and Buyer Affiliates if such Affiliates choose to participate in this Agreement by executing one or more Statements of Work (as defined below) which reference this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Buyer and Seller, intending to be legally bound, agree as follows:

1. AGREEMENT. Seller agrees to sell and Buyer agrees to purchase Products (as defined below) pursuant to the terms set forth in this Agreement.

2. TERM. This Agreement shall commence on October 31, 2016 and terminate on the December 31, 2019. Notwithstanding the foregoing, the duration of any commitment of the Seller to sell Products or of the Buyer to purchase Products shall be specifically set forth in one or more Statements of Work (as defined below) and no commitment of any duration is deemed to be created by virtue of this Agreement alone.

3. STATEMENTS OF WORK. Seller and Buyer have negotiated this Agreement pursuant to which Buyer and Buyer Affiliates may purchase Products from Seller and Seller Affiliates pursuant to one or more statements of work referencing this Agreement, in the form of Exhibit A attached hereto, to be entered into between them setting forth the specific aluminum products to be purchased and sold (the “Products”), quantity, price and other commercial terms of their agreement (each a “Statement of Work” or “SOW”). For purposes of clarity, any commitment of the Seller to sell Products or of the Buyer to purchase Products shall be contained in one or more SOWs entered into between them and no such commitment is deemed to be created by virtue of this Agreement alone.

4. PARTIES. Buyer and Buyer Affiliates may purchase Products from Seller and Seller Affiliates in the United States and any other countries where such parties may wish to transact business. The term “Affiliates” is defined as those subsidiaries or affiliates of Buyer or Seller that enter into this Agreement by executing one or more SOWs which reference this Agreement. Each executed SOW will apply solely to the performance of this Agreement by the entities that execute the relevant SOW. The terms of this Agreement and the applicable SOW will apply between Seller (or the applicable Seller Affiliate which executes the SOW) and Buyer (or the applicable Buyer Affiliate which executes the SOW) and in the case of Affiliates, all references to “Seller” or “Buyer” contained this Agreement shall be deemed to refer to the Seller Affiliate or Buyer Affiliate that has executed such SOW.

5. TERMS AND CONDITIONS. The terms and conditions governing each sale of Products in North America pursuant to this Agreement are set forth in Exhibit B. The terms and conditions governing each sale of Products in Europe pursuant to this Agreement are set forth in Exhibit C, Except as such terms and conditions may be expressly modified by an SOW (for application to such SOW only), the terms and conditions set forth in Exhibit B shall be deemed to apply to each SOW for the sale of Products in North America and the terms and conditions set forth in Exhibit C shall be deemed to apply to each SOW for the sale of Products in Europe.

6. INCORPORATION BY REFERENCE. Exhibit A, Exhibit B, and Exhibit C are attached hereto, made part hereof, and incorporated by reference herein. Furthermore, each executed SOW is deemed a part hereof and is incorporated by reference herein.

7. ENTIRE AGREEMENT. This Agreement, together with the exhibits hereto and each executed SOW, sets forth the entire agreement between Buyer and Seller with respect to the subject matter hereof and supersedes and overrides all prior negotiations, commitments and writings, including but not limited to terms and conditions contained in any documents provided by Seller or Buyer in connection with its obligations hereunder. Seller and Buyer acknowledge that purchase orders, sales acknowledgment forms and other standard documents may be utilized by the parties for purposes of convenience in the administration of this Agreement, however any terms and conditions contained therein are for informational purposes only and shall not vary the terms of this Agreement.

8. PRECEDENCE OF DOCUMENTS. In the event of any conflict between the documents comprising this Agreement, the order of precedence will be as follows:

A.	This Agreement

B.	The applicable SOW

C.	The applicable Terms and Conditions

9. NOTICES. All notices required or permitted to be given pursuant to this Agreement, an SOW or any of the exhibits hereto shall be in writing and shall be valid and sufficient if dispatched by a) registered or certified mail, postage prepaid, in any post office in the United States; b) hand delivery; or c) overnight courier.

If to BUYER:

Arconic Inc.

201 Isabella St.

Pittsburgh, PA 15212

Attn: Chief Legal Officer

If to SELLER:

Alcoa Upstream Corporation

201 Isabella St.

Pittsburgh, PA 15212

Attn: Chief Legal Officer

Each party may change its address or other notice information in any respect, by giving written notice to the other party.

10. COUNTERPARTS. This Agreement may be executed in any number of counterparts, which together shall constitute one and the same document.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

SELLER		BUYER

Alcoa Upstream Corporation		Alcoa Inc.

By:	/s/ Jeffrey D. Heeter	By:	/s/ Max Laun

Name:	Jeffrey D. Heeter	Name:	Max Laun

Title:	Secretary	Title:	Vice President and General Counsel

Date:	10/31/2016	Date:	10-31-2016

[Signature Page for Master Agreement for the Supply of Primary Aluminum]

EXHIBIT A

FORM OF SOW

STATEMENT OF WORK

MASTER AGREEMENT FOR THE SUPPLY OF PRIMARY ALUMINUM

This SOW is made as of             , 2016 by and between                     , a                      corporation with an office at                      (for purposes of this SOW, “Seller”) and                     , a                      corporation with an office at                      (for purposes of this SOW, “Buyer”), pursuant to the terms of the Master Agreement for Supply of Primary Aluminum (“Master Agreement”) dated October 31, 2016 by and between Alcoa Upstream Corporation and Alcoa Inc. Except to the extent expressly provided otherwise in this SOW, all the terms of the Master Agreement are incorporated by reference into this SOW. Any capitalized terms used but not defined in this SOW shall have the meaning ascribed to such terms in the Master Agreement.

AGREEMENT:	Pursuant to the terms set forth herein and in the Master Agreement and intending to be legally bound, Seller agrees to sell and Buyer agrees to purchase Products (as defined below).

PRODUCTS:	Primary aluminum, in grades and in the forms listed below (the “Products”) [which meet the specifications set forth at Attachment 1 attached hereto]:

QUANTITY:	Monthly quantity is metric tonnes (mt). Any additional volumes shall be subject to mutual agreement as to quantity and price.

DELIVERY PERIOD:	[November 1, 2016 – ].

DECLARATIONS:	The monthly delivery volumes set forth above shall be fixed for each month during the contract delivery period, subject to any volume variances agreed in advance by Seller. Notwithstanding the foregoing, monthly delivery volumes shall be declared by Buyer to Seller in writing not later than the last working day of the month which is two months prior to the month of contractual delivery. For example, March 2018 delivery volumes must be declared not later than the last working day of January 2018.

PRICING:	The price for the Products shall be [the Platts Metals Week Midwest Transaction Price (MWTP) average for the month prior to the contractual month of delivery, plus ].

PAYMENT TERMS:	Net [ ] days from the invoice date. The invoice date shall be the date upon which the relevant Products leave the Seller source facility and not the date of delivery to Buyer.

DELIVERY TERM:	Deliveries shall be made [INSERT INCOTERM] at (Incoterms 2010).

STATEMENT OF WORK – SPOT PURCHASE

MASTER AGREEMENT FOR THE SUPPLY OF PRIMARY ALUMINUM

This SOW is made as of             , 2016 by and between                     , a                      corporation with an office at                      (for purposes of this SOW, “Seller”) and                     , a                      corporation with an office at                      (for purposes of this SOW, “Buyer”), pursuant to the terms of the Master Agreement for Supply of Primary Aluminum (“Master Agreement”) dated October 31, 2016 by and between Alcoa Upstream Corporation and Arconic Inc. Except to the extent expressly provided otherwise in this SOW, all the terms of the Master Agreement are incorporated by reference into this SOW. Any capitalized terms used but not defined in this SOW shall have the meaning ascribed to such terms in the Master Agreement.

AGREEMENT:	Pursuant to the terms set forth herein and in the Master Agreement and intending to be legally bound, Seller agrees to sell and Buyer agrees to purchase Products (as defined below).

PRODUCTS:	Primary aluminum, in grades and in the forms listed below (the “Products”) [which meet the specifications set forth at Attachment 1 attached hereto]:

QUANTITY:	Monthly quantity is metric tonnes (mt). Any additional volumes shall be subject to mutual agreement as to quantity and price.

DELIVERY PERIOD:	[November 1, 2016 – ].

PRICING:	The price for the Products shall be [the Platts Metals Week Midwest Transaction Price (MWTP) average for the month prior to the contractual month of delivery, plus ].

PAYMENT TERMS:	Net [ ] days from the invoice date. The invoice date shall be the date upon which the relevant Products leave the Seller source facility and not the date of delivery to Buyer.

DELIVERY TERM:	Deliveries shall be made [INSERT INCOTERM] at (Incoterms 2010).

EXHIBIT B

NORTH AMERICA

TERMS AND CONDITIONS OF SALE

1. SHIPMENTS: Seller shall use reasonable efforts to meet Buyer’s requested shipping dates, but time shall not be of the essence for purposes of Seller’s deliveries under this Agreement. The quantity tolerance applicable to each shipment made by Seller hereunder shall be +/- 3%. Seller may make partial shipments and may invoice for each such partial shipment separately. Should Buyer dispute Seller’s shipping weight for any shipment, Buyer will promptly notify Seller in writing of the reasons for such dispute and provide to Seller all necessary documents to substantiate the difference and Buyer and Seller shall then promptly enter into good faith discussions to resolve such dispute in a timely manner.

2. PAYMENT TERMS: Payment must be received by Seller in full via electronic funds transfer (ACH or wire transfer), without set-off or other deduction, in accordance with the payment terms specified on the applicable SOW. If the payment due date falls on a day which is a Saturday, Sunday or legal holiday in Pittsburgh, Pennsylvania, then payment shall be due on the last business day immediately prior to such Saturday, Sunday or legal holiday. All pricing and payments hereunder shall be in USD and shall be made to the Seller bank account specified in the relevant invoice.

If reasonable grounds for insecurity arise with respect to due payment from Buyer or with respect to Buyer’s financial condition generally, Seller may demand different terms of payment from those specified above, and may demand additional assurance of Buyer’s due payment. If within the period stated in such demand, Buyer fails or refuses to agree to such different terms of payment or fails or refuses to give adequate assurance of due payment, Seller may, at its option, treat such failure or refusal as a repudiation of the portion of this Agreement which has not been fully performed or may resume production and may make shipment under reservation of possession or of a security interest and may demand payment against tender of documents of title.

3. WARRANTY: At the time of delivery to Buyer, Seller warrants (A) that the Products delivered pursuant to this Agreement shall conform to any mutually agreed specifications for such Products as set forth in the applicable SOW, (B) that Products described by recognized Aluminum Association designation will comply with ingot standards promulgated by the Aluminum Association and (C) that Seller will convey good title thereto. All warranty claims must be made in writing by Buyer to Seller within ninety (90) days following shipment of the Products to which such warranty claim relates. SELLER MAKES NO WARRANTY, EXPRESS OR IMPLIED (INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), EXCEPT SUCH AS IS EXPRESSLY SET FORTH HEREIN.

4. LIMITATION OF LIABILITY: Seller’s liability and Buyer’s exclusive remedy for any tender of nonconforming or defective Products or breach of warranty, is expressly limited to Seller’s choice of (A) the replacement of nonconforming or defective Products with conforming Products at the delivery point, or (B) the repayment of that portion of the purchase price represented by nonconforming or defective Products. Such replacement or refund will be made upon return of the nonconforming or defective Products, which may be returned at Seller’s cost only after inspection by Seller and receipt by Buyer of shipping instructions from Seller. Seller will not be liable for any incidental, consequential, indirect special, contingent, or punitive damages related to this Agreement, whether for (i) any breach of contract or warranty, whether based on theories of breach of warranty, breach of contract, tort, strict liability or otherwise; (ii) the tender of defective or nonconforming Products; or (iii) breach of any other provision of this Agreement; or (iv) any claim of any kind arising out of or relating to this Agreement or Seller’s performance therewith. In any event, Seller’s liability to Buyer will not exceed the purchase price for the Product on which such liability is based.

5. FORCE MAJEURE: Neither party shall be liable for any delay in performing or failure to perform its obligations (except for delay or failure to pay money when due) due to events of Force Majeure (as defined below). Failure to deliver or to accept delivery in whole or in part because of the occurrence of an event of Force Majeure shall not constitute a default hereunder or subject either party to liability for any resulting loss or damage. Both parties agree to use their respective reasonable efforts to cure any event of Force Majeure to the extent that it is reasonably possible to do so, it being understood that neither party shall be required to make any concession or grant any demand or request in order to bring to an end any strike, lockout or other industrial disturbance where such course is deemed inadvisable in its sole discretion. Upon the occurrence of an event of Force Majeure, the party affected by the event of Force Majeure shall promptly notify the other party hereto of such events and shall specify in reasonable detail the facts constituting such events of Force Majeure. “Force Majeure” means accidents to or breakdown or mechanical failure of machinery or equipment, however caused; strikes or other labor troubles; inability to obtain labor, transportation, raw materials, or energy, or failure of usual means of supply; fire; flood; war, declared or undeclared; insurrection; riots, acts of God or the public enemy; river conditions; and priorities, allocations, or limitations or other acts; required or requested by government or any subdivisions, bureaus or agencies thereof, or any other cause whatsoever whether or not of any nature of character mentioned above which is beyond the reasonable control of the affected party and which affects the performance by the affected party of the whole or part of its obligations under this agreement.

6. TERMINATION: Either party may terminate this Agreement by giving written notice to the other party if any of the following events occurs:

(i) the other party commits a material breach of this Agreement which has not been remedied within 30 days (10 days in the case of non-payment of monies due) of the receipt by such party of a notice specifying the breach and requiring its remedy; or

(ii) the other party ceases or suspends payment of, or is unable to pay, its debts as they come due, or any arrangement, compromise or composition in satisfaction of debts is proposed or entered into with respect to the other party, including but not limited to: (a) a winding-up order or bankruptcy order is made against such party, (b) such party passes a resolution or makes a determination for it to be wound up, (c) such party has appointed to it an administrator or an administrative receiver, or (d) an incumbrancer takes possession, or a receiver, manager or administrative receiver is appointed, of the whole or any part of such party’s assets.

Upon termination of this Agreement for any reason, it is understood that any of the provisions of this Agreement that are expressed to take effect in whole or in part on or after termination, or are capable of having effect after termination, shall remain in full force and effect despite termination.

7. INSPECTION: Inspection, acceptance or rightful rejection of Products shall be made promptly by Buyer within ten (10) days after Buyer’s receipt of Products. Buyer shall promptly notify Seller in writing if Buyer believes that any Products delivered hereunder are properly rejectable and hold such Products pending Seller’s inspection.

8. TAXES: The prices do not include state or federal excise, sales or use, VAT or other taxes (if any) now in effect or hereafter levied by reason of this transaction. Any such taxes shall be for the Buyer’s account.

9. TITLE/RISK OF LOSS: Risk of loss or damage to Products shall pass from Seller to Buyer at the time of delivery in accordance with the delivery term specified in the applicable SOW, and title transfer shall occur at the same time as risk of loss.

10. PATENTS: Seller agrees to indemnify Buyer against all court assessed damages (excluding consequential damages) and costs resulting from infringement of any United States

Letters Patent covering (A) standard commercial compositions offered for sale generally by Seller during the term of this Agreement; or (B) standard commercial forms, shapes or constructions offered for sale generally by Seller during the term of this Agreement, to the extent that such compositions, forms, shapes or constructions are supplied hereunder. Buyer agrees, for the Products delivered under this Agreement, to indemnify Seller against all court assessed damages (excluding consequential damages) and costs resulting from infringement of any United States Letters Patent to the extent that such infringement arises from designs, specifications or instructions furnished or required by Buyer and different from the matters embraced by (A) and (B) of the preceding sentence. Neither party shall be entitled to indemnification under this clause as to any claim of infringement concerning which it does not give the other party prompt notice in writing upon learning thereof and full opportunity, at the expense of such other party, to defend and dispose of such claim.

11. INTERPRETATION: This Agreement may not be waived, modified or supplemented in any manner whatsoever (including a course of dealing or of performance or usage of trade) except by a written document signed by the parties’ authorized representatives. No single or multiple failure or delay in exercising any right or remedy under this Agreement will waive that party’s subsequent right to require strict performance.

12. SUCCESSORS/ASSIGNS: The provisions of this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. Neither party may sell, assign, transfer, convey or delegate any of its rights or obligations under this Agreement without the prior written consent of the other.

13. DRAFTING: No provision of this Agreement shall be interpreted in favor of, or against, any of the parties to this Agreement by reason of the extent to which that party or its counsel participated in the drafting thereof.

14. GOVERNING LAW: This Agreement shall be construed in accordance with and governed by the internal substantive law of the State of New York regardless of the laws that might otherwise govern under principles of conflict of laws applicable thereto. The United Nations Convention on Contracts for the International Sale of Goods will not apply.

15. SEVERABILITY: If any provision of this Agreement is determined by a governmental entity to be invalid, void or unenforceable, the remainder of the provisions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated.

16. MISCELLANEOUS: Notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement is intended to confer on any person other than the parties to this Agreement or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Buyer and Seller shall comply with all applicable laws in the performance of this Agreement, including national and international export and control regulations. Further, Buyer shall comply with all laws and regulations applicable to the use, sale, distribution, transfer, export, or re-export, directly or indirectly, of any Product, including the laws of the United States (“U.S.”) and any other country in which Buyer or Seller undertakes any of the foregoing. Buyer will not transfer, export, or re-export, directly or indirectly, any Product to U.S. embargoed countries, or any nationals thereof, or to any other country subject to restriction under applicable laws and regulations, (including but not limited to those indicated by the U.S. Treasury Department and Buyer hereby warrants that it is not located in, under the control of, or a national or resident of any such country). Buyer will not transfer, export, or re-export, directly or indirectly any Product to any party listed by any applicable government or law as prohibited from receiving such products, and Buyer hereby represents that it is not on, or under control of any person or entity which is on any such list.

All Products supplied by Seller to Buyer that contain conflict minerals as defined by Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (Act) and U.S. Securities and Exchange Commission regulations implementing the Act will only come from sources that are not known by Seller, after due inquiry, to directly or indirectly finance or benefit armed groups or conflict, including in the Democratic Republic of the Congo or any adjoining country.

Unless otherwise agreed in writing, neither party will disclose the pricing or other terms of this Agreement to any third party (other than its subsidiaries or affiliates or as required by law or regulatory or judicial process).

If any index used to determine the price of products under this Agreement ceases to be available, the parties agree to promptly negotiate on a good faith basis a mutually satisfactory alternate price or reference.

EXHIBIT C

EUROPE

TERMS AND CONDITIONS OF SALE

1. SHIPMENTS: Seller shall use reasonable efforts to meet Buyer’s requested shipping dates, but time shall not be of the essence for purposes of Seller’s deliveries under this Agreement. The quantity tolerance applicable to each shipment made by Seller hereunder shall be +/- 3%. Seller may make partial shipments and may invoice for each such partial shipment separately. Absent manifest error, Seller’s shipping weights will govern. Should Buyer dispute Seller’s shipping weight for any shipment, Buyer will promptly notify Seller in writing of the reasons for such dispute and provide to Seller all necessary documents to substantiate the difference and Buyer and Seller shall then promptly enter into good faith discussions to resolve such dispute in a timely manner.

2. PAYMENT TERMS: Payment must be received by Seller in full via electronic funds transfer (ACH or wire transfer), without set-off or other deduction, in accordance with the payment terms specified on the applicable SOW. If the payment due date falls on a day which is a Saturday, Sunday or legal holiday in Madrid, Spain, then payment shall be due on the last business day immediately prior to such Saturday, Sunday or legal holiday. All pricing and payments hereunder shall be in Euros and shall be made to the Seller bank account specified in the relevant invoice.

If reasonable grounds for insecurity arise with respect to due payment from Buyer or with respect to Buyer’s financial condition generally, Seller may demand different terms of payment from those specified above, and may demand additional assurance of Buyer’s due payment. If within the period stated in such demand, Buyer fails or refuses to agree to such different terms of payment or fails or refuses to give adequate assurance of due payment, Seller may, at its option, treat such failure or refusal as a repudiation of the portion of this Agreement which has not been fully performed or may resume production and may make shipment under reservation of possession or of a security interest and may demand payment against tender of documents of title.

3. WARRANTY: At the time of delivery to Buyer, Seller warrants (A) that the Products delivered pursuant to this Agreement shall conform to any mutually agreed specifications for such Products as set forth in the applicable SOW, (B) that Products described by recognized Aluminum Association designation will comply with ingot standards promulgated by the Aluminum Association and (C) that Seller will convey good title thereto. All warranty claims must be made in writing by Buyer to Seller within ninety (90) days following shipment of the Products to which such warranty claim relates. SELLER MAKES NO WARRANTY, EXPRESS OR IMPLIED (INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), EXCEPT SUCH AS IS EXPRESSLY SET FORTH HEREIN.

4. LIMITATION OF LIABILITY: Seller’s liability and Buyer’s exclusive remedy for any tender of nonconforming or defective Products or breach of warranty, is expressly limited to Seller’s choice of (A) the replacement of nonconforming or defective Products with conforming Products at the delivery point, or (B) the repayment of that portion of the purchase price represented by nonconforming or defective Products. Such replacement or refund will be made upon return of the nonconforming or defective Products, which may be returned at Seller’s cost only after inspection by Seller and receipt by Buyer of shipping instructions from Seller. Seller will not be liable for any incidental, consequential, indirect special, contingent, or punitive damages related to this Agreement, whether for (i) any breach of contract or warranty, whether based on theories of breach of warranty, breach of contract, tort, strict liability or otherwise; (ii) the tender of defective or nonconforming Products; or (iii) breach of any other provision of this Agreement; or (iv) any claim of any kind arising out of or relating to this Agreement or Seller’s performance therewith. In any event, Seller’s liability to Buyer will not exceed the purchase price for the Product on which such liability is based.

5. FORCE MAJEURE: Neither party shall be liable for any delay in performing or failure to perform its obligations (except for delay or failure to pay money when due) due to events of Force Majeure (as defined below). Failure to deliver or to accept delivery in whole or in part because of the occurrence of an event of Force Majeure shall not constitute a default hereunder or subject either party to liability for any resulting loss or damage. Both parties agree to use their respective reasonable efforts to cure any event of Force Majeure to the extent that it is reasonably possible to do so, it being understood that neither party shall be required to make any concession or grant any demand or request in order to bring to an end any strike, lockout or other industrial disturbance where such course is deemed inadvisable in its sole discretion. Upon the occurrence of an event of Force Majeure, the party affected by the event of Force Majeure shall promptly notify the other party hereto of such events and shall specify in reasonable detail the facts constituting such events of Force Majeure. “Force Majeure” includes, but is not limited to, weather conditions, labor disputes, strike, lockout, accident, fire, Acts of God, or the Sovereign’s enemies, epidemics, blockade, civil commotion, riots, crime, or any other unforeseeable event or if foreseeable, unavoidable (whether of a similar or dissimilar nature), rendering either of the parties unable to comply with the terms of this Agreement.

6. TERMINATION: Either party may terminate this Agreement by giving written notice to the other party if any of the following events occurs:

(i) the other party commits a material breach of this Agreement which has not been remedied within 30 days (10 days in the case of non-payment of monies due) of the receipt by such party of a notice specifying the breach and requiring its remedy; or

(ii) the other party files a bankruptcy or insolvency procedure without giving at least 15 days advance written notice of such filing to the non-affected Party, or knowing that a bankruptcy or insolvency procedure against the other party is being filed by a third-party, such other party does not give written notice to the non-affected party of such filing within three days maximum of this occurrence; or

(iii) the other party is in liquidation or a windup situation.

Upon termination of this Agreement for any reason, it is understood that any of the provisions of this Agreement that are expressed to take effect in whole or in part on or after termination, or are capable of having effect after termination, shall remain in full force and effect despite termination.

7. INSPECTION: Inspection, acceptance or rightful rejection of Products shall be made promptly by Buyer within ten (10) days after Buyer’s receipt of Products. Buyer shall promptly notify Seller in writing if Buyer believes that any Products delivered hereunder are properly rejectable and hold such Products pending Seller’s inspection.

8. TAXES: Each party shall be responsible to pay the taxes levied on it in accordance with the applicable legislation. Any applicable VAT shall be stated on Seller’s invoice and shall be for the account of the Buyer.

9. TITLE/RISK OF LOSS: Risk of loss or damage to Products shall pass from Seller to Buyer at the time of delivery in accordance with the delivery term specified in the applicable SOW, and title transfer shall occur at the same time as risk of loss.

10. INTERPRETATION: This Agreement may not be waived, modified or supplemented in any manner whatsoever (including a course of dealing or of performance or usage of trade) except by a written document signed by the parties’ authorized representatives. No single or multiple failure or delay in exercising any right or remedy under this Agreement will waive that party’s subsequent right to require strict performance.

11. SUCCESSORS/ASSIGNS: The provisions of this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. Neither party may sell, assign, transfer, convey or delegate any of its rights or obligations under this Agreement without the prior written consent of the other.

12. DRAFTING: No provision of this Agreement shall be interpreted in favor of, or against, any of the parties to this Agreement by reason of the extent to which that party or its counsel participated in the drafting thereof.

13. GOVERNING LAW: This Agreement shall be construed in accordance with and governed by the laws of Madrid, Spain regardless of the laws that might otherwise govern under principles of conflict of laws applicable thereto. The United Nations Convention on Contracts for the International Sale of Goods will not apply.

14. SEVERABILITY: If any provision of this Agreement is determined by a governmental entity to be invalid, void or unenforceable, the remainder of the provisions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated.

15. MISCELLANEOUS: Notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement is intended to confer on any person other than the parties to this Agreement or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Buyer and Seller shall comply with all applicable laws in the performance of this Agreement, including national and international export and control regulations. Further, Buyer shall comply with all laws and regulations applicable to the use, sale, distribution, transfer, export, or re-export, directly or indirectly, of any Product, including the laws of the United States (“U.S.”) and any other country in which Buyer or Seller undertakes any of the foregoing. Buyer will not transfer, export, or re-export, directly or indirectly, any Product to U.S. embargoed countries, or any nationals thereof, or to any other country subject to restriction under applicable laws and regulations, (including but not limited to those indicated by the U.S. Treasury Department and Buyer hereby warrants that it is not located in, under the control of, or a national or resident of any such country). Buyer will not transfer, export, or re-export, directly or indirectly any Product to any party listed by any applicable government or law as prohibited from receiving such products, and Buyer hereby represents that it is not on, or under control of any person or entity which is on any such list.

All Products supplied by Seller to Buyer that contain conflict minerals as defined by Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (Act) and U.S. Securities and Exchange Commission regulations implementing the Act will only come from sources that are not known by Seller, after due inquiry, to directly or indirectly finance or benefit armed groups or conflict, including in the Democratic Republic of the Congo or any adjoining country.

Unless otherwise agreed in writing, neither party will disclose the pricing or other terms of this Agreement to any third party (other than its subsidiaries or affiliates or as required by law or regulatory or judicial process).

If any index used to determine the price of products under this Agreement ceases to be available, the parties agree to promptly negotiate on a good faith basis a mutually satisfactory alternate price or reference.